Exhibit 4.1
CONVERTIBLE PROMISSORY NOTE

$500,000 PLUS INTEREST DUE AND PAYABLE

THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. THIS NOTE AND THE SHARES ISSUABLE UPON CONVERSION OF THIS NOTE MAY NOT BE SOLD, OFFERED FOR SALE, PLEDGED OR HYPOTHECATED IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT OR APPLICABLE EXEMPTION OR SAFE HARBOR PROVISION.

FOR VALUE RECEIVED, Forex International Trading Corp. (“Borrower,” or “Obligor”), hereby promises to pay to the Lender on the Maturity Date, as defined below, the Principal Sum, as defined below, along with the Interest Rate, as defined below, according to the terms herein.

The “Effective Date” shall be:	December 31, 2012

The “Lender” or the “Holder” shall be:	Vulcan Oil & Gas Inc.

The “Principal Sum” shall be:	$500,000

The “Consideration” shall be:
$400,000 –  in the form of the Secured and Collateralized Promissory Note (the “Secured Note”) (including the related Security and Collateral Agreement)(the “Security Agreement”)) payable by the Lender to the Borrower date as of the date hereof.

The “Interest Rate” shall be:	4% per annum. No interest or principal payments are required until the Maturity Date, but both principal and interest may be included in conversion prior to maturity date.

The “Conversion Price” shall be:	The Variable Conversion Price but no less than the Floor.

The “Maturity Date” is the date upon which the Principal Sum of this Note, as well as any unpaid interest shall be due and payable, and that date shall be	December 31, 2013 (can be extended by Borrower for additional one (1) year at which point the Interest rate for second year shall be 10% per annum.

The “Prepayment Terms” shall be:	See Section 1.2

ARTICLE 1 PAYMENT-RELATED PROVISIONS

1.1	Interest Rate. Subject to the Holder’s right to convert, interest payable on this Note will accrue interest at the Interest Rate and shall be applied to the Principal Sum
1.2.	Prepayment Terms. Borrower may prepay this Note at anytime without penalty.
(a)	Prepayment By Cash or Other Negotiated Form. Prepayment is permitted at any time by payment in the form of either (1) cash, or (2) other negotiated form of payment mutually agreed to in writing
(b)	Prepayment By Surrender of the Secured Note. Prepayment is permitted by surrender of the Secured Note.

ARTICLE 2 CONVERSION RIGHTS

The Holder will have the right to convert the Principal Sum and accrued interest under this Note into shares of the Borrower’s Common Stock as set forth below.

2.1 Conversion Rights.  Subject to the terms set forth in Section 2.7, the Holder will have the right at its election from and after the Effective Date, and then at any time, to convert all or part of the outstanding and unpaid Principal Sum and accrued interest into shares of fully paid and nonassessable shares of Common Stock of the Obligor (as such stock exists on the date of issuance of this Note, or any shares of capital stock of the Obligor into which such stock is hereafter changed or reclassified, (the “Common Stock”) as per the Conversion Formula set forth in Section 2.2. Any such conversion shall be cashless, and shall not require further payment from Holder. Unless otherwise agreed in writing by both the Borrower and the Holder, at no time will the Holder convert any amount of the Note into common stock that would result in the Holder owning more than 4.99% of the common stock outstanding of the Obligor.  The shares of Common Stock from any such conversion will be delivered to Holder within two business days of conversion notice delivery via 10:30am priority overnight delivery service.

The Conversion Price shall equal the Variable Conversion Price (as defined herein). The "Variable Conversion Price" shall mean 50% multiplied by the Market Price (as defined herein) (representing a discount rate of 50%). “Market Price” means the average of the lowest three (3) Trading Prices (as defined below) for the Common Stock during the ten (10) Trading Day period ending on the latest complete Trading Day prior to the Conversion Date. “Trading Price” means, for any security as of any date, the closing bid price on the Over-the-Counter Bulletin Board, or applicable trading market (the “OTCBB”) as reported by a reliable reporting service (“Reporting Service”) designated by the Holder (i.e. Bloomberg) or, if the OTCBB is not the principal trading market for such security, the closing bid price of such security on the principal securities exchange or trading market where such security is listed or traded or, if no closing bid price of such security is available in any of the foregoing manners, the average of the closing bid prices of any market makers for such security that are listed in the “pink sheets” by the National Quotation Bureau, Inc. If the Trading Price cannot be calculated for such security on such date in the manner provided above, the Trading Price shall be the fair market value as mutually determined by the Borrower and the Lender. “Trading Day” shall mean any day on which the Common Stock is tradable for any period on the OTCBB, or on the principal securities exchange or other securities market on which the Common Stock is then being traded.

In no event, shall the Variable Conversion Price be less than $0.001 (“Floor”).

2.2. Conversion Formula. The number of shares issued through conversion is the conversion amount divided by the conversion price.

# Shares = Conversion Amount

Conversion Price

2.3 Intentionally left blank.

2.4. Intentionally Left Blank

2.5 Reservation of Shares. As of the issuance date of this Note and for the remaining period during which the conversion right exists, the Borrower will reserve (or will authorized additional shares to be reserved) from its authorized and unissued Common Stock a sufficient number of shares to provide for the issuance of Common Stock upon the full conversion of this Note. The Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  The Borrower agrees that its issuance of this Note constitutes full authority to its officers, agents and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.6. Delivery of Conversion Shares. Shares from any such conversion will be delivered to Holder within 2 (two) business days of conversion notice delivery (see 3.1) via 10:30am priority overnight delivery service (see “Share Delivery” attachment). If those shares are not delivered in accordance with this timeframe stated in this Section 2.6, at any time for any reason prior to offering those shares for sale in a private transaction or in the public market through its broker, Holder may rescind that particular conversion to have the conversion amount returned to the note balance with the conversion shares returned to the Borrower.

2.7. Discharge By Payment. Conversions under this Convertible Promissory Note  are available only after the Conversion Amount described herein is discharged by payment of a pro rata value from the Secured Note by either, at the Obligor’s choice, cash payment, or surrender of security/collateral, or other negotiated form of payment mutually agreed to in writing.

ARTICLE 3 MISCELLANEOUS

3.1. Notices. Any notice required or permitted hereunder must be in writing and either personally served, sent by facsimile or email transmission, or sent by overnight courier. Notices will be deemed effectively delivered at the time of transmission if by facsimile or email, and if by overnight courier the business day after such notice is deposited with the courier service for delivery.

3.2. Amendment Provision. The term “Note” and all reference thereto, as used throughout this instrument, means this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

3.3. Assignability. This Note will be binding upon the Borrower and its successors and permitted assigns, and will inure to the benefit of the Holder and its successors and permitted assigns, and may be assigned by the Holder.

3.4. Governing Law. This Note will be governed by, and construed and enforced in accordance, with the laws of the State of California, without regard to the conflict of laws principles thereof.

3.5. Maximum Payments. Nothing contained herein may be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum permitted by applicable law. In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum permitted by such law, any payments in excess of such maximum will be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

3.6. Attorney Fees. In the event any attorney is employed by either party to this Note with regard to any legal or equitable action, arbitration or other proceeding brought by such party for the enforcement of this Note or because of an alleged dispute, breach, default or misrepresentation in connection with any of the provisions of this Note, the prevailing party in such proceeding will be entitled to recover from the other party reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which the prevailing party may be entitled.

3.7. No Public Announcement. Except as required by applicable securities law, no public announcement may be made regarding this Note, payments, or conversions without written permission by both Borrower and Holder.

3.8. Opinion of Counsel. In the event that an opinion of counsel is needed for any matter related to this Note, Holder has the right to have any such opinion provided by its counsel. Holder also has the right to have any such opinion provided by Borrower’s counsel.

3.9. Director’s Resolution. Once effective, Borrower will execute and deliver to Holder a copy of a Board of Director’s resolution resolving that this note is validly issued, paid, and effective.

3.10 Holder’s Representation.  The Holder hereby represents that it is an accredited investor as such term is defined under Regulation D as promulgated under the Securities Act of 1933, as amended.

	Forex International Trading Corp.		Vulcan Oil & Gas Inc.
By:	/s/Erik Klinger	By:	/s/ Ilan Kenig
	Name: Erik Klinger		Name: Ilan Kenig
	Title: CFO		Title: President

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